Exhibit 99.1

LGL Announces Purchase of Filter Product Line by MtronPTI

Expands RF & Microwave Business by Adding New Filter Technology and New Customers

ORLANDO, FL, February 3, 2014 – The LGL Group, Inc. (NYSE MKT: LGL) (the "Company") today announced that its primary operating subsidiary, MtronPTI, leader in precision frequency control and customer RF/microwave filters, has acquired certain filter product line assets from Trilithic, Inc. ("Trilithic").

The acquired assets include intellectual property and equipment for Trilithic's fixed and tunable frequency filter products used in cellular, military and other wireless applications.  This investment is expected to further strengthen and differentiate MtronPTI's high reliability RF & microwave portfolio, providing increased service to aerospace, defense and Internet communication technology clients.

Greg Anderson, LGL's President and Chief Executive Officer, said "Through this investment, we strengthen our blue-chip client base by expanding our existing filter line, adding additional higher frequency technologies and a fast-turn custom filter capability.  Step-by-step we're enhancing our portfolio of products with longer life cycles and better margins."

Michael Ferrantino, LGL's Vice Chairman, said "Coupled with the recently announced right-sizing, this acquisition provides opportunities to increase profitability and drive shareholder value."

Trilithic is a privately-held manufacturer founded in 1986 to engineer and assemble custom products for telecommunications, military and industrial clients. Today, Trilithic provides a broad product base of over 1,500 measurement products and communications components to thousands of clients around the world.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These components provide low noise and base accuracy for lab instruments, ensure reliability and security in aerospace and defense communications, and synchronize data transfers throughout the wireless and Internet infrastructure.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota and Noida, India, with local sales offices in California, Europe, Hong Kong and Shanghai.

For more information on the Company and its products and services, contact LaDuane Clifton at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to risks, uncertainties and other factors.  The Company's actual performance may differ materially from such expectations as a result of important risk factors, which include, those identified in the Company's Form 10-K for the ended December 31, 2012 and its other filings with the U.S. Securities and Exchange Commission.  These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements.  The Company does not undertake an obligation to update or revise any forward-looking statements.

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Contact

R. LaDuane Clifton
The LGL Group, Inc.
lclifton@lglgroup.com
(407) 298-2000